Exhibit 10.6

[LETTERHEAD OF LIBERTY GLOBAL, INC.]

December 29, 2017

LiLAC Communications Inc.

1550 Wewatta Street, Suite 710

Denver, CO 80202

Attention: Legal Department

Re:       Facilities Sharing Agreement.

Ladies and Gentlemen:

Liberty Global plc, a public limited company organized under the laws of England and Wales (“Parent”), has, or will shortly, effect the split-off (the “Split-off”) of Liberty Latin America Ltd., a Bermuda company (“SplitCo”), by means of a stock dividend to the holders of Parent’s LiLAC ordinary shares. To that end, Parent and SplitCo have entered into a Reorganization Agreement, dated as of December 29, 2017 (the “Reorganization Agreement”), pursuant to which all of the assets, liabilities and businesses of Parent attributed to the “LiLAC Group,” including LiLAC Communications Inc., a Delaware corporation (“SplitCo Sub”) have been, or will be, transferred to SplitCo and its subsidiaries.

As you are aware, Liberty Global, Inc., a Delaware corporation (“LGI”), a wholly-owned subsidiary of Parent, is the lessee under that certain Office Lease, effective January 9, 2015, by and between Union Investment Real Estate GmBH, successor in interest to Triangle at Union Station Development, LLC (“Lessor”) and LGI, as amended by that certain First Amendment to Office Lease as of December 7, 2015 and that certain Second Amendment to Office Lease as of November 15, 2016 (as amended, the “Master Lease”) whereby Lessor leases to LGI certain space (the “Premises”) in the building located at 1550 Wewatta Street, known as the Triangle Building in the City and County of Denver, Colorado, more particularly described in the Master Lease (the “Building”).

In connection with the Split-off, LGI and SplitCo Sub have entered into a Sublease, dated December 29, 2017 (the “Sublease”), pursuant to which, subject to the termination provisions provided for in the Sublease, SplitCo Sub will sublease from January 1, 2018 until May 31, 2031 from LGI 18,464 square feet in the Premises consisting of office space, parking, cafe and gym facilities located within the Premises (the “Sublease Premises”). In addition, SplitCo and SplitCo Sub desire to use certain technology, equipment and support within the Premises following the Split-off. Parent and LGI are amenable to such a sharing arrangement, on the terms and subject to the conditions set forth in this Agreement.

Based on the mutual agreements of the parties, and for other good and valuable consideration the receipt of which is hereby acknowledged, SplitCo Sub and LGI hereby agree as follows:

1.  Shared Facilities and Services.

LGI shall provide access to and support related to the following (collectively, the “Shared Facilities”):

●	Information technology (“IT”) staff, network infrastructure, communications, equipment (computers, laptops, fixed and mobile phones and tablets, as applicable), security, software maintenance and supplies (hereinafter in the aggregate referred to as the “LGI Technology Support”),

●	certain leasehold improvements,

●	furniture, fixtures, appliances, equipment and other movable personal property not owned by SplitCo or SplitCo Sub (“LGI Personal Property”),

●	cafeteria and gym facilities staff and related services, security personnel and related services (hereinafter in the aggregate referred to as the (“LGI Cafeteria and Gym Facilities”),

●	janitorial services, maintenance and repairs, office equipment rent, office supplies,

●	food and drink supplies for copy and breakout rooms, copier supplies, postage (not including overnight or bulk mailings),

●	receptionist and receptionist related services on the 10th floor of the Building, and

●	building and support services, mailroom services and medical supplies located within the Premises.

2.  Sharing Fee.

(a)        In exchange for the Shared Facilities, SplitCo Sub shall pay to LGI an estimated fee of $[●] per year (the “Sharing Fee”), subject to the true-up mechanism described in Section 2(b) below (the “True-up”). SplitCo Sub shall pay the Sharing Fee to LGI in equal monthly installments, by wire or intrabank transfer of funds or in such other manner as may be agreed upon by the parties, on the first day of each and every calendar month during the Term, except the month of January in the year 2018, in which month such installment of the Sharing Fee shall be due and payable on January 16, 2018.

(b)        Unless delayed by causes beyond LGI’s reasonable control, LGI shall deliver to SplitCo Sub within 60 days after the end of each calendar year a written statement (the

“Statement”) setting out in reasonable detail the actual amount of the Sharing Fee due for such calendar year certified to be correct by a responsible representative of LGI. If the aggregate of the monthly installments of the Sharing Fee actually paid by SplitCo Sub to LGI for such calendar year differs from the actual amount of the Sharing Fee payable for such calendar year as indicated in the Statement, SplitCo Sub shall pay or LGI shall refund the difference (as the case may be) without interest within thirty (30) days after the date of delivery of the Statement. Before the conclusion of such 30-day period (the “Audit Election Period”), SplitCo Sub may elect to have the Statement of the calculation of the Sharing Fee for such calendar year only audited by a nationally-recognized accounting firm that has not performed any services for LGI or SplitCo Sub or any of their respective affiliates at any time during the three calendar years before such audit is elected to determine whether such Statement complies with the method described in this Agreement for calculating the Sharing Fee. Such accounting firm’s determination shall be binding upon the parties, absent manifest error. LGI shall credit any overpayment determined by the final audit report against any fees (including rent) due and owing by SplitCo Sub or, if no further payments are due, refund such overpayment directly to SplitCo Sub within 30 days of determination. Likewise, SplitCo Sub shall pay LGI any underpayment determined by the final audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Agreement. If SplitCo Sub does not give written notice of its election to audit the Sharing Fee during the Audit Election Period, LGI’s calculation of the Sharing Fee for the applicable calendar year as set forth in the Statement shall be deemed approved and binding upon the parties for all purposes and SplitCo Sub shall have no further right to review or contest the same.

(c)  LGI shall make all necessary repairs to the Telenet conference room on the 8th floor, the Telepresence conference room on the 9th floor, the gym on the 8th floor, and the café and café terrace on the 10th floor of the Building (the “Sublease Common Areas”), in each case, which LGI is and may be obligated to furnish or make pursuant to the terms of the Master Lease; provided, however, that SplitCo Sub shall upon demand pay for the actual third-party cost of repairs made necessary by any negligence or willful misconduct of SplitCo Sub, SplitCo or any of their respective employees, agents, representatives, contractors or other person permitted in or invited to the Premises by SplitCo Sub and/or SplitCo. Damage to the Sublease Common Areas or Additional Facilities shall not in any way affect SplitCo Sub’s obligation to pay rent to LGI in accordance with the Sublease. The provisions of this section shall apply mutatis mutandi with respect to any additional areas of the Premises that SplitCo Sub shall use including the Boardroom on the 10th floor of the Building and the Schneider Commons on the 8th floor of the Building.

(d)  LGI will maintain accurate records of the receipts, invoices, reports and other documents relating to the Shared Facilities (the “Records”) in order to provide SplitCo Sub the opportunity to verify the accuracy, completeness and appropriateness of the Sharing Fee. Upon reasonable prior written notice from SplitCo Sub, LGI will make available to SplitCo Sub (at SplitCo Sub’s sole cost and expense) reasonable access to, or at SplitCo Sub’s sole cost and expense, copies of, the Records with respect to such Sharing Fee during regular business hours.

(e)  The terms and conditions of this Section 2 will survive the expiration or earlier termination of this Agreement.

3.  Term.

(a)        The term of this Agreement will commence on the date of the completion of the Split-Off and will continue for as long as the Sublease is in effect (the “Term”). This Agreement is subject to termination prior to the end of the Term in accordance with Section 3(b).

(b)        This Agreement may be terminated by Splitco Sub and/or LGI prior to the expiration of the Term in the following events:

●	concurrently with the termination of the Sublease;

●	if any of LGI, Parent or any of Parent’s subsidiaries and Affiliates is not the sublessor under the Sublease;

●	immediately upon written notice (or any time specified in such notice) by LGI to SplitCo Sub if SplitCo Sub shall default in the performance of any of its material obligations hereunder and such default shall remain unremedied for a period of 30 days after written notice thereof is given by LGI to SplitCo Sub;

●	immediately upon written notice (or at any time specified in such notice) by LGI to SplitCo Sub if a Change in Control or Bankruptcy Event occurs with respect to SplitCo Sub; or

●	immediately upon written notice (or at any time specified in such notice) by SplitCo Sub to LGI if a Change in Control or Bankruptcy Event occurs with respect to LGI.

For purposes of this Section 3(b), a “Change in Control” will be deemed to have occurred with respect to any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind (a “Person”) if any of the following occur: (a) the direct or indirect sale, transfer, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the consolidated properties or assets of such specified Person to any other Person, other than an Affiliate of such specified Person, or (b) any transaction or series of related transactions pursuant to which the holders of all voting interests of such specified Person immediately prior to such transaction(s) would hold, directly or indirectly, in the aggregate, less than fifty percent (50%) of the total voting interests of such specified Person (or the entity surviving or resulting from such transaction(s), or the ultimate parent entity thereof) following such transaction(s).

For purposes of this Section 3(b), an “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that SplitCo or any Person controlled by SplitCo shall not be regarded as an Affiliate of Parent or of any of Parent’s Affiliates. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

For purposes of this Section 3(b), a “Bankruptcy Event” will be deemed to have occurred with respect to a Person upon such Person’s insolvency, general assignment for the benefit of creditors, such Person’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such Person’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such Person or for all or any substantial part of such Person’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against such Person of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

(c) SplitCo Sub shall not remove any LG Personal Property from the Sublease Premises on or after the date of expiration or early termination of this Agreement.

4. Use of LGI Technical Support. As a condition for and in consideration of LGI providing to SplitCo Sub LGI Technical Support, SplitCo Sub covenants and agrees to comply with the policies adopted by Parent or LGI, from time-to-time, as amended, relating to internet e-mail usage, remote working, passwords, software, privacy, social media, copyright compliance, intellectual property, and other polices reasonable requested in connection with SplitCo Sub’s use of LGI Technical Support.

5.  SplitCo Sub’s Use of LGI Cafeteria and Gym Facilities.  In connection with SplitCo Sub, its officers, directors, employees and agents’ use of LGI Cafeteria and Gym Facilities, such use is subject to, and SplitCo Sub agrees to comply with, all reasonable policies and rules relating to such use, which policies and rules are made available to SplitCo Sub. SplitCo Sub shall make any of its officers, directors, employees, guests, invitees or agents aware of such policies and rules, and shall be responsible for such party’s compliance therewith.

6.  Administration. This Agreement shall be administered by a joint steering committee (the “Joint Steering Committee”) comprised of four (4) members, and each of LGI and SplitCo Sub shall be entitled to appoint an equal number of representatives to the Joint Steering Committee. The Joint Steering Committee shall be authorized to take such actions in connection with or in relation to this Agreement, as it deems necessary or advisable. Each action and determination made or taken pursuant to this Agreement by the Joint Steering Committee, including any interpretation or construction of this Agreement, shall be final and conclusive for all purposes. No member of the Joint Steering Committee shall be liable for any action or determination made or taken by him or her or the Joint Steering Committee in good faith with respect to this Agreement.

7.  Miscellaneous.

(a) Entire Agreement; Severability. This Agreement and the Sublease constitute the entire agreement among the parties hereto or thereto, as applicable with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision is determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof. If the cost of any service to be provided to SplitCo under that certain Services Agreement, dated as of December 29, 2017, by and between a subsidiary of Parent and SplitCo (the “Services Agreement”) is included in the Sharing Fee payable hereunder, then the cost of such service shall not also be payable by SplitCo under the Services Agreement.

(b) Notices. All notices and communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), addressed as follows:

If to LGI:

Liberty Global, Inc.

c/o Liberty Global plc

1550 Wewatta Street, Suite 1000

Denver, Colorado 80202

Attention: General Counsel

Email: Separately Provided

If to SplitCo Sub:

LiLAC Communications Inc.

1550 Wewatta Street, Suite 710

Denver, Colorado 80202

Attention: General Counsel

Email: Separately Provided

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications will be deemed to have been given on the date of delivery if sent by electronic mail or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received.

(c) Governing Law. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

(d) Arbitration. Any controversy, claim or dispute arising out of or in any way relating to this Agreement (including whether such controversy, claim or dispute is subject to arbitration), excepting only (i) claims that may not, by statute, be arbitrated and (ii) claims for which specific performance of the other party’s obligations hereunder is the only adequate remedy, will be submitted to binding arbitration. Each of LGI and SplitCo Sub acknowledges that they are relinquishing their right to a jury trial. Each of LGI and SplitCo Sub agrees that arbitration will be the exclusive method for resolving disputes arising out of or related to this Agreement.

Arbitration will be commenced and heard in the Denver, Colorado metropolitan area. Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 business days following receipt of such list, the arbitration tribunal will select the arbitrator. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal remedies authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, will be available to LGI and SplitCo Sub as though the dispute were pending in U.S. federal court. The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.

If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration will be shared equally by the parties. Each party will pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner. The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

(e) No Third-Party Rights. Nothing expressed or referred to in this Agreement is intended or will be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

(f) Assignment. This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns. Except as expressly contemplated hereby, this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, provided, however, that LGI and SplitCo Sub may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve the assignor of its obligations hereunder.

(g)  Amendment. Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by both parties hereto.

(h)  Further Actions. The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

(i)  Force Majeure. Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party’s reasonable control. Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party’s reasonable control.

(j)  Counterparts; Electronic Signature. This Agreement may be executed in separate counterparts, each of which shall be considered an original, and all of which together shall constitute one instrument. Counterparts to this Agreement may be delivered via .PDF or other electronic means.

[Signature page follows]

If the foregoing meets with your approval, kindly execute below and return a copy to the undersigned.

Very truly yours,

LIBERTY GLOBAL INC.

By:
Name:
Title:

Accepted and agreed this __th day of December, 2017:

LiLAC COMMUNICATIONS INC.

By:
Name:
Title: